ASSIGNMENT AND ASSUMPTION AGREEMENT


     This ASSIGNMENT AND ASSUMPTION AGREEMENT ("AGREEMENT") is made and entered into this 21st day of October, 2004, by and among WARREN E. PAYNE, a resident of Knoxville, Tennessee ("ASSIGNOR"), FSGBANK, NATIONAL ASSOCIATION, a national bank chartered under the laws of the United States of America ("ASSIGNEE"), and National Bank of Commerce, a national banking association ("NBC") as a third party beneficiary.

                                   WITNESSETH:

     WHEREAS, Assignor has made and entered into a Stock Purchase Agreement of even date herewith ("PURCHASE AGREEMENT") with NBC, pursuant to which Assignor has agreed to purchase and acquire from NBC, and NBC has agreed to sell and transfer to Assignor, all of the issued and outstanding capital stock of Kenesaw Leasing, Inc., a Tennessee corporation ("KLI") and J&S Leasing, Inc., a Tennessee corporation ("J&S"); and

     WHEREAS, Assignor and Assignee have made and entered into a letter of understanding dated as of September 24, 2004, pursuant to which Assignor and Assignee agreed in principal that Assignor assign his rights under the Purchase Agreement to Assignee, and Assignee assume Assignor's obligations under the Purchase Agreement.

     NOW, THEREFORE, IN CONSIDERATION OF the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree, covenant and warrant as follows:

     1. TRANSFER AND ASSIGNMENT. Assignor hereby sells, transfers, assigns and conveys to Assignee all of Assignor's right, title and interest in and to the Purchase Agreement and in and to the capital stock of KLI and J&S.

     2. ACCEPTANCE AND ASSUMPTION. Assignee hereby accepts the assignment of the Purchase Agreement and the capital stock of KLI and J&S, and hereby assumes and agrees to perform all of the obligations and commitments of Assignor under the Purchase Agreement when and as required thereunder, including, without limitation, the obligation to pay to NBC the Purchase Price for the KLI and J&S stock provided for therein.

     3. REPRESENTATIONS AND WARRANTIES OF ASSIGNOR. The Assignor represents and warrants to Assignee that (a) the Purchase Agreement is in full force and effect as of the date hereof, (b) all of the obligations of Assignor under the Purchase Agreement have been performed up to and including the date hereof in all material respects, (c) Assignor has made no other prior assignment of the Purchase Agreement, (d) Assignor has full power and authority to execute and deliver this Agreement, and (e) the execution and delivery hereof by Assignor and the assignment of all of his right, title and interest in and to the Purchase Agreement does not contravene any agreement to which the Assignor is a party. Assignor further represents and warrants to Assignee that, to Assignor's knowledge, KLI and J&S have no material undisclosed liabilities or contingencies, and that Assignor is not aware of any pending or threatened facts,


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actions,  situations  or  omissions that would have a material adverse effect on the  value  of  KLI  or  J&S  or  their  business  or  operations.

     4. REPRESENTATIONS AND WARRANTIES OF ASSIGNEE. Assignee represents and warrants to Assignor and NBC that (a) Assignee has full power and authority to execute and deliver this Agreement, (b) this Agreement and the Purchase
Agreement have been duly authorized by all necessary corporate action of Assignee, and no other corporate proceedings on the part of Assignee are necessary to authorize this Agreement or the Purchase Agreement or to consummate the transactions contemplated by this Agreement or the Purchase Agreement and
(c) this Agreement has been duly executed and delivered by Assignee and constitutes a valid and binding agreement of Assignee, enforceable against Assignee in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditor's rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     5. INDEMNIFICATION BY ASSIGNEE. Assignee (a) agrees to be bound by all of the terms, covenants and conditions of the Purchase Agreement, (b) assumes the obligations of Assignor thereunder and (c) covenants and hereby agrees to indemnify, defend and hold harmless Assignor from any loss, damage, cost or expense (including reasonable attorneys' fees) arising out of any failure of Assignee to perform any of its obligations under the Purchase Agreement or hereunder.

     6. RELEASE OF ASSIGNOR. NBC hereby agrees that upon execution of this Agreement by the parties, the assignment of Assignor's rights, duties and obligations under the Purchase Agreement, and the Closing of the transactions contemplated thereby, that Assignor shall be, and hereby is, released by NBC from all obligations and liabilities hereunder and under the Purchase Agreement and from any loss, damage, cost or expense (including reasonable attorneys' fees) arising out of any failure of Assignee to perform any of its obligations under the Purchase Agreement or hereunder.

     7. FURTHER ASSURANCES. From and after the date of this Agreement, the parties agree to execute and deliver such additional documents, agreements, notices, acknowledgments or other instruments as are reasonably necessary or required to effectuate the intent and purpose of this Agreement.

     8. AMENDMENTS. No amendment to, or modification of, this Agreement shall be effective unless it is in writing and executed by each of the parties hereto, or their authorized representatives.

     9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

     10. SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.


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     11.  WAIVERS.  No waiver by either party of any breach of nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

     12. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented or modified except by a written instrument executed by an authorized representative of each of the parties to this Agreement. This Agreement supersedes all prior agreements, oral or written, between the parties relating to the subject matter of this Agreement, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect.

     13. NOTICES. Any notice or other communication required or permitted by the terms of this Agreement shall be deemed given and effectively delivered for all purposes under this Agreement when personally delivered, or sent by registered or certified mail, postage prepaid, addressed as follows:

          To Assignor:

          Warren E. Payne
          1111 S. Northshore Drive, Suite S-600
          Knoxville, Tennessee  37919

          To Assignee:

          FSGBank, National Association
          817 Broad Street
          Chattanooga, Tennessee  37402
          Attn:  William L. Lusk, Jr.

          To NBC:

          National Bank of Commerce
          One Commerce Square
          Memphis, Tennessee 38150
          Attn: William B. Reed, Jr.

     14. ATTORNEYS FEES. If any party to this Agreement is held by any panel of arbitrators under Section 17 hereof or by any court of competent jurisdiction to be in violation, breach or nonperformance of any of the terms of this Agreement, such breaching party shall pay all costs of such action or suit, including reasonable attorneys fees of the other party.

     15. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee.

     16. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties' heirs, personal representatives, successors and assigns, as applicable.


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
     17. ARBITRATION. Any and all disputes or disagreements arising between the parties pertaining to or relating in any manner to this Agreement, including any breach of this Agreement, are to be decided by arbitration in accordance with the rules of the American Arbitration Association. The parties agree to be bound by the majority decision of the arbitrators. The arbitration proceeding shall take place in Chattanooga, Tennessee, unless another location is mutually agreed to by the parties. Three arbitrators shall be selected for the arbitration panel. One arbitrator shall be selected by each party. The third arbitrator shall be selected by the arbitrators named by each party. The costs and expenses of the third arbitrator shall be shared equally by the parties. Each party shall be responsible for its own costs and expenses in arbitrating the dispute. The award of the arbitrator shall be final and a judgment on the award may be entered in any court having jurisdiction. This provision shall survive the termination of this Agreement.

                         [Signatures on following page.]


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
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                      ASSIGNOR:


                                      /s/ Warren E. Payne
                                      ------------------------------------------
                                      Warren E. Payne


                                      ASSIGNEE:

                                      FSGBANK, NATIONAL ASSOCIATION



                                      By: /s/ Lloyd L. "Monty" Montgomery III
                                         ---------------------------------------

                                      Title: Chief Operating Officer
                                            ------------------------------------


                                      NBC:

                                      NATIONAL BANK OF COMMERCE, a national
                                      association



                                      By: /s/ William B. Reed, Jr.
                                         ---------------------------------------

                                      Title: President & Chief Executive Officer
                                            ------------------------------------


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